Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Chesapeake Corporation on Form S-8 (File Number 33-56473) of our report dated June 9, 2008, appearing in this Annual Report of Form 11-K of the Salaried Employees' Stock Purchase Plan for the year ended March 31, 2008.

/s/ PKF Witt Mares, PLC
PKF Witt Mares, PLC
Richmond, Virginia
June 19, 2008